Exhibit 99.1

Altimmune Announces Financial Results for the Year Ended December 31, 2019 and Provides a Corporate Update

Conference Call & Webcast Scheduled for Friday, March 27, at 8:30 am Eastern Time

GAITHERSBURG, Maryland, March 27, 2020 – Altimmune, Inc. (Nasdaq: ALT), a clinical-stage biopharmaceutical company, today announced financial results for the year ended December 31, 2019 and provided a corporate update.

“2019 was a productive year for the Company with the acquisition of ALT-801, a supplemental award for the development of NasoShield from BARDA, and the advancement of ALT-702 as a preclinical program,” said Vipin K. Garg, Ph.D., President and Chief Executive Officer. “However, we all find ourselves in a very different world in 2020 with the COVID-19 global pandemic causing substantial disruption to many of our lives.”

Dr. Garg continued, “We face an unprecedented time, which will require companies, organizations, academic institutions, and governments to come together as a united front against this pandemic. At Altimmune, we believe we can leverage our intranasal vaccine technology platform and experience with both influenza and anthrax to rapidly develop a COVID-19 vaccine candidate. Our entire Company is working tirelessly to address this crisis as we progress our vaccine candidate for COVID-19 towards the initiation of a Phase 1 clinical trial as early as Q3 of this year. We believe our vaccine platform has the potential to offer specific and substantial benefits to address a pandemic situation, and we will continue to press forward in our effort to address this challenge.”

Corporate Update and 2019 Highlights

2020 Activity:

•	Initiated development of “AdCOVID”, our single-dose intranasal COVID-19 vaccine candidate

Utilizing our proprietary intranasal vaccine technology, the Company began development of AdCOVID, a vaccine candidate to protect against COVID-19. We believe, our vaccine technology is particularly well positioned to respond to pandemic respiratory infections as it combines intranasal dosing, a broad, rapid immune response and room temperature stability with avoidance of cold chain shipping requirements, making it easier to distribute across communities. The Company designed and created the vaccine candidate in February and plans to begin animal testing in Q2 2020. The Company is engaged in discussions with a number of organizations who are addressing this crisis, including The United States Medical

Countermeasures Task Force, The World Health Organization, academia, and other institutions engaged in the effort.

•	Announced positive results for ALT-702 in a preclinical model of colorectal cancer

ALT-702 met a key preclinical milestone with the demonstration of systemic antitumor activity in a preclinical model of colorectal cancer following its local injection into solid tumors. ALT-702 is a depot-forming immune stimulant candidate designed to safely activate tumor immunity. In these studies, regression of both treated and non-treated tumors was observed following combination treatment with ALT-702 and a CTLA-4 immune checkpoint inhibitor, with overall survival in the combination group markedly better than either agent alone. These findings highlight the potential benefits of ALT-702 in both local and metastatic disease and support continued development activities.

2019 Activity:

•	Acquired Spitfire Pharma, Inc. with NASH Candidate ALT-801

The Company acquired Spitfire Pharma, Inc. including the product candidate ALT-801, a potent GLP-1/Glucagon receptor dual agonist for the treatment of non-alcoholic steatohepatitis (NASH). ALT-801 is a peptide-based therapeutic candidate with balanced agonist activity on the GLP-1 and glucagon receptors and a differentiated PK profile to improve tolerability. ALT-801 is designed to treat obesity, the basic underlying cause of NASH, the most severe form of non-alcoholic fatty liver disease (NAFLD). The Company is preparing for a Phase 1 clinical trial anticipated to begin in 2020.

•	Awarded $3.7 million BARDA funding for NasoShield Phase 1b trial

In Q3, the Company modified its existing anthrax vaccine development contract with the Biomedical Advanced Research and Development Authority (BARDA), resulting in $3.7 million of additional funding. The supplemental funding will support the initiation and conduct of a Phase 1b clinical trial of NasoShield in 2020 to evaluate alternative methods of intranasal dosing in humans. NasoShield is being developed as a single-dose, intranasal post-exposure anthrax vaccine, and is the only anthrax product candidate supported by BARDA. We believe it offers potentially transformational improvements over the current two and three dose vaccines. The NasoShield program is funded through a contract with BARDA (HHSO100201600008C), with a total potential value of $133.7 million if all options in the contact are exercised.

Financial Results for the Year Ended December 31, 2019

•	At December 31, 2019, the Company had cash, cash equivalents and short-term investments of $37.3 million.

•

Revenue was $5.8 million for the year ended December 31, 2019 compared to $10.3 million in the prior year. The change was due to a decrease in billings under the Company’s U.S. government contracts due to timing of manufacturing and clinical trials for the NasoShield program and the 2018 completion of the primary activities under the SparVax-L contract.

•

Research and development expenses were $17.8 million for the year ended December 31, 2019 compared to $18.5 million in the prior year period. The decrease was attributable to lower manufacturing and clinical trial costs on existing programs offset by IPR&D expense recognized in conjunction with the acquisition of Spitfire Pharma, Inc.

•

General and administrative expenses were $8.5 million for the year ended December 31, 2019 compared to $9.8 million in the prior year period. The decrease was attributable to lower compensation, professional services and legal costs; offset by an increase in insurance premiums.

•

Impairment charges were $1.0 million for the year ended December 31, 2019 compared to $24.9 million for the prior year. Impairment in both years was due primarily to the SparVax-L program as the development contract with NIAID ended in Q3 2019, with no further funding identified. As disclosed by BARDA, U.S. government funding for anthrax will now focus on post-exposure vaccines that offer transformational improvements over a two-dose vaccine. Since SparVax-L was being developed as a two-dose vaccine candidate and our NasoShield program fits the government’s funding profile with active funding, additional development of SparVax-L is not expected.

•

Other income (expense) was $0.9 million for the year ended December 31, 2019 compared to ($2.5) million in the prior year. The 2019 activity is attributable to interest income earned on cash and investments while the 2018 expense was primarily due to changes in the fair value of the Company’s warrant liability, including loss on exchange.

•

Net loss attributed to common stockholders for the year ended December 31, 2019 was $20.97 million, or ($1.60) per share, compared to $42.48 million in the prior year, or ($15.16) per share. The difference in net loss is primarily attributable to the $24.9 million impairment recognized in 2018.

Conference Call Information Altimmune will host a conference call to discuss the company’s year end results and other business information.
Date:	Friday, March 27, 2020
Time:	8:30 am Eastern Time
Domestic:	877-423-9813
International:	201-689-8573
Conference ID:	13701071
Webcast:	http://public.viavid.com/index.php?id=138792

Following the conclusion of the call, the webcast will be available for replay on the Investor Relations page of the Company’s website at www.altimmune.com. The company has used, and intends to continue to use, the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

About Altimmune

Altimmune, Inc. is a clinical stage biopharmaceutical company focused on developing treatments for liver disease, immune modulating therapies and vaccines. Our diverse pipeline of product candidates includes next generation peptide therapeutics for NASH (ALT-801) and chronic hepatitis B (HepTcell™), conjugated immunostimulants for the treatment of cancer (ALT-702) and intranasal vaccines (NasoVAX™, NasoShield™ and AdCOVID™). For more information on Altimmune, please visit www.altimmune.com.

Forward-Looking Statement

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the timing of key milestones for our clinical assets, the development of our AdCOVID vaccine product candidate and initiation of animal testing in Q2 2020 and a Phase 1 clinical study in Q3 2020 for AdCOVID, the filing of the IND for ALT-801 in 2020, the initiation of a Phase 1 clinical study in 2020 and receipt of data from this clinical study in 2021, the initiation of a NasoShield Phase 1b clinical study in the first quarter of 2020, the filing of the IND for HepTcell in 2020, and the prospects for regulatory approval, commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the

“Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: potential impacts due to the COVID-19 pandemic such as delays in regulatory review, manufacturing and supply chain interruptions, adverse effects on healthcare systems and disruption of the global economy, the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company’s product candidates; funding delays, reductions in or elimination of U.S. government funding and/or non-renewal of expiring funding under the Company’s agreement with Biomedical Advanced Research and Development Authority (“BARDA”), or the Company’s contract with the National Institutes of Allergy and Infectious Diseases (“NIAID”); the Company’s ability to satisfy certain technical milestones under the Company’s contracts with BARDA and NIAID that would entitle the Company to receive additional funding over the period of the agreement; the preservation of the Company’s net operating loss carryforwards; delays caused by third parties challenging government contracts awarded to the Company; the receipt of future potential payments under government contracts or grants; the Company’s ability to identify potential future government contracts or grant awards; the Company’s ability to obtain potential regulatory approvals on the timelines anticipated, or at all; the Company’s ability to obtain additional patents or extend existing patents on the timelines anticipated, or at all; the Company’s ability to identify and consummate potential future strategic partnerships or business combinations; the Company’s ability to expand its pipeline of products and the success of future product advancements, including the success of future clinical trials, and the Company’s ability to commercialize its products; the Company’s anticipated financial or operational results; the Company’s ability to obtain additional capital resources; unforeseen safety and efficacy issues; breaches of data privacy, or disruptions in the Company’s information technology systems; and the Company’s ability to continue to satisfy the listing requirements of the NASDAQ Global Market. Further information on the factors and risks that could affect the Company's business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, which are available at www.sec.gov.

Contacts
Will Brown	Ashley R. Robinson
Chief Financial Officer	Managing Director LifeSci Advisors
Phone: 240-654-1450	Phone: 617-535-7742
Email: wbrown@altimmune.com	Email: arr@lifesciadvisors.com

ALTIMMUNE, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$8,962,686	$33,718,713
Restricted cash	34,174	634,416
Total cash, cash equivalents, and restricted cash	8,996,860	34,353,129
Short-term investments	28,277,386	—
Accounts receivable	1,021,179	3,461,938
Tax refund receivable	629,096	1,008,973
Prepaid expenses and other current assets	470,228	548,094
Total current assets	39,394,749	39,372,134
Property and equipment, net	1,104,208	1,342,802
Right of use asset	698,321	—
Intangible assets, net	12,732,195	13,851,924
Other assets	128,547	183,682
Total assets	$54,058,020	$54,750,542
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Notes payable	$—	$71,596
Accounts payable	18,232	372,860
Accrued expenses and other current liabilities	3,904,767	4,082,949
Total current liabilities	3,922,999	4,527,405
Deferred income taxes	—	58,500
Contingent consideration	2,750,000	—
Other long-term liabilities	1,864,875	1,852,071
Total liabilities	8,537,874	6,437,976
Commitments and contingencies (Note 16)
Stockholders’ equity:
Common stock, $0.0001 par value; 200,000,000 shares authorized; 15,312,381 and 9,078,735 shares issued; 15,312,167 and 9,078,238 shares outstanding at December 31, 2019 and 2018, respectively	1,508	876
Additional paid-in capital	187,914,916	170,207,844
Accumulated deficit	(137,376,122)	(116,855,991)
Accumulated other comprehensive loss, net	(5,020,156)	(5,040,163)
Total stockholders’ equity	45,520,146	48,312,566
Total liabilities and stockholders’ equity	$54,058,020	$54,750,542

ALTIMMUNE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Year Ended December 31,
	2019	2018

Revenue	$5,801,401	$10,331,168
Operating expenses
Research and development	17,765,553	18,459,310
General and administrative	8,500,783	9,765,581
Impairment charges	1,000,000	24,940,687
Total operating expenses	27,266,336	53,165,578
Loss from operations	(21,464,935)	(42,834,410)
Other income (expense)
Changes in fair value of warrant liability, including loss on exchange	30,000	(2,878,484)
Changes in fair value of embedded derivative	—	184,555
Interest expense	(2,244)	(297,090)
Interest income	843,409	226,597
Other income, net	15,139	277,886
Total other income (expense)	886,304	(2,486,536)
Net loss before income tax benefit	(20,578,631)	(45,320,946)
Income tax benefit	58,500	6,149,794
Net loss	(20,520,131)	(39,171,152)
Other comprehensive loss — foreign currency translation adjustment	—	(463,177)
Other comprehensive income — unrealized gains on investments	20,007	—
Other comprehensive loss	$(20,500,124)	$(39,634,329)
Net loss	$(20,520,131)	$(39,171,152)
Preferred stock accretion and other deemed dividends	(452,925)	(3,307,800)
Net loss attributable to common stockholders	$(20,973,056)	$(42,478,952)
Weighted-average common shares outstanding, basic and diluted	13,124,951	2,802,382
Net loss per share attributable to common stockholders, basic and diluted	$(1.60)	$(15.16)